As Filed with the Securities and Exchange Commission on July 25, 2007
Registration No.: __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SNOWDEN, INC.

90 Grove Street
Ridgefield, CT 06877
203-431-8324
(Address and telephone number of principal executive offices)

American Incorporators Ltd.
1220 N. Market Street, Suite 808
Wilmington, DE 19801
302-421-5752
(Name, address and telephone number of agent for service)

Delaware	6510	26-0533526
(State or other jurisdiction of incorporation or organization)	Primary Industrial Class Code No.	(I.R.S. Employer Identification No.)

WITH A COPY TO

Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
Attn: David E. Danovitch, Esq.
Paula Pescaru, Esq.

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, $0.0001 par value	1,020,000 shares	$0.01	$10,200	$0.31

(1)	This price was arbitrarily determined by Snowden, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion July 25, 2007

1,020,000 SHARES

SNOWDEN, INC.

COMMON STOCK

This is a resale prospectus for the resale of up to 1,020,000 shares of our common stock by the selling stockholders listed herein. Our largest stockholder, Snowden Partners, LP, is registering an aggregate of 1,000,000 shares (or approximately 49.5% of the shares being registered). We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we are taking steps (through a broker/dealer) to have our common stock quoted on the Over-the-Counter Bulletin Board (the “OTCBB”), we may not be successful in such efforts, and our common stock may never trade in any public market.

Selling stockholders will sell at a fixed price of $.01 per share until our common stock is quoted on the OTCBB and thereafter at prevailing market prices, or privately negotiated prices.

Investing in our common stock involves very high risks. See “Risk Factors” beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July __, 2007.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements contained in this prospectus.

About Snowden, Inc.

Snowden, Inc. was incorporated under the laws of the State of Delaware on April 20, 2007, to acquire, own, and manage commercial property in the state of Connecticut. On April 30, 2007, Snowden, Inc. acquired its operating business through the contribution of 100% of the membership interests of Southridge Holdings LLC from Snowden Partners LP in exchange for the issuance by Snowden, Inc. of 2,000,000 shares of its common stock to Snowden Partners LP.

We are engaged in the commercial real estate business. Specifically, we acquire, develop and lease commercial real estate, such as condominiums, in Connecticut. Our tenants tend to be small businesses and entrepreneurs.

We currently own 14 condominium units located in Fairfield County, Connecticut, in the town of Ridgefield. We act as the manager of our Fairfield County properties.

We seek to acquire additional properties. Our current focus is Fairfield County, Connecticut where our existing properties are located; however, we intend to be opportunistic in acquiring properties in other counties located in the State of Connecticut. We will seek office buildings that can be rented or turned into commercial condominiums. We intend to limit our acquisitions to suburban areas that have a meaningful business presence but a limited supply of commercial properties.

As of July 19, 2007, we had 2,020,000 shares of our common stock outstanding. In May 2007 we sold 20,000 shares of our common stock in a private placement at $.01 per share to 40 individuals. The price per share was determined by our board of directors. See also “Certain Relationships and Related Transactions.”

We may refer to ourselves in this document as “Snowden,” “we,” or “us.” Our principal executive offices are located at 90 Grove Street, Ridgefield, CT 06877, and our telephone number at that address is 203-431-8324. The information disclosed on our website is not, and should not be considered, a part of this prospectus or the registration statement of which this prospectus is a part.

SUMMARY FINANCIAL DATA

The following unaudited summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

Balance Sheet Data

March 31, 2007
Total assets	$6,997,117
Current liabilities	3,849,365
Members’ equity	3,147,752

Income Statement Data

	For the years ended December 31,
	2006	2005
Revenue	$629,937	$847,081
Operating expense	595,534	581,257
Net (Loss) income	(137,899)	220,121

The Offering

The shares being offered for resale under this prospectus consist of approximately 50.5% of the outstanding shares of our common stock held by the selling stockholders identified in this prospectus.

Shares Of Common Stock Offered By Us:	None.

Shares of Common Stock Which May Be Sold by the Selling Stockholders:	1,020,000

Use of Proceeds:	We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.

Risk Factors:	The purchase of our common stock involves a high degree of risk.

Trading Market:	None.

Selling stockholders will sell at a fixed price of $.01 per share until our common stock is quoted on the OTCBB and thereafter at prevailing market prices, or privately negotiated prices.

RISK FACTORS

You should be aware that there are various risks associated with an investment in our common stock. You should carefully consider these material risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risks develop into actual events, then our business, financial condition, results of operations and/or prospects could be materially adversely affected. If that happens, the market price of our common stock, if any, could decline, and investors may lose all or part of their investment.

Risks Related to the Company

Evaluating our business is difficult because we have a limited operating history.

We were incorporated on April 20, 2007 and to date have been involved primarily in organizational, development, and initial operating activities.

As a result of our lack of operating history, you cannot evaluate our business, and therefore our future prospects. To date, our business development activities have consisted of organizational and development and initial operating activities. Potential investors should be aware of the difficulties normally encountered by development stage companies and the high rate of failure of such enterprises.

In addition, there is no guarantee that our business operations will be profitable even if we do generate significant revenues, if ever.

We lease property to affiliated companies.

Of our 14 condominium units, 4 units (or 28% of our current portfolio) are leased to companies affiliated with Southridge Capital Management LLC. As a result, should Southridge Capital Management LLL experience operating or financial difficulties, we may experience significant economic harm if we are unable to re-lease those units.

Risks Related to our Common Stock

Any additional funding we arrange through the sale of our common stock will result in dilution to existing stockholders.

We may have to raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders’ interests in our company to be diluted. Such dilution will negatively affect the value of an investor’s shares.

If we are unable to retain the services of our President, we may not be able to implement our business plan.

We depend on the services of our president, Mr. Stephen Hicks. Our success depends on the business experience of Mr. Hicks. The loss of the services of Mr. Hicks could have an adverse effect on our business, financial condition and results of operations. There is no assurance that Mr. Hicks will not leave us or compete against us in the future, as we presently have no employment agreement with Mr. Hicks. In such circumstance, we may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits that may affect the working capital available for our operations. Our failure to attract additional qualified employees or to retain the services of Mr. Hicks could have a material adverse effect on our operating results and financial condition.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in additional costs to us.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us, therefore, if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we may be unable to recover.

We have been advised that in the opinion of the Securities and Exchange Commission, this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

Because our President indirectly owns 99% of our outstanding common stock, he will make and control corporate decisions that may be disadvantageous to minority stockholders.

Our President, indirectly owns approximately 99% of the outstanding shares of our common stock. Accordingly, he will have significant influence in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations or the sale of all or substantially all of our assets, and a change in control. The interests of our President may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other stockholders.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to adversely affect stockholder voting power and perpetuate their control over Snowden.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $.0001 per share.

The specific terms of the preferred stock have not been determined, including:

•	designations;

•	preferences;

•	conversions;

•	cumulative,

•	relative;

•	participating; and

•	optional or other rights, including:

-	voting rights;

-	qualifications;

-	limitations; or

-	restrictions of the preferred stock.

Our board of directors is entitled to authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in its sole discretion, with no further authorization by stockholders required for the issuance thereof. This form of securities is commonly referred to as “blank check.”

The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of Snowden or make removal of management more difficult. As a result, the board of directors’ ability to issue preferred stock may discourage the potential hostility of an acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

All 1,020,000 shares of our common stock being registered in this offering may be sold by selling stockholders subsequent to the effectiveness of our registration statement of which this prospectus forms a part. Significant sales of these shares over a short or concentrated period of time are likely to depress the market for and price of our shares in any market that may develop.

All 1,020,000 shares of our common stock held by 41 stockholders that are being registered in this offering may be sold subsequent to effectiveness of our registration statement either at once and/or over a period of time. These sales may take place because all of these shares of common stock are being registered hereunder and, accordingly, reliance upon Rule 144 is not necessary. See also “Selling Stockholders” and “Plan of Distribution” elsewhere in this Prospectus. The ability to sell these shares of common stock and/or the sale thereof reduces the likelihood of the establishment and/or maintenance of an orderly trading market for our shares at any time in the near future.

We may be exposed to potential risks resulting from new requirements under section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending December 31, 2007, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2007. Furthermore, our Independent Registered Public Accounting Firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it likely to be subject to significant price fluctuations.

Currently, our stock is not listed on any public market, exchange, or quotation system. Although we are taking steps to have our common stock publicly traded, a market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the OTCBB, or, if traded, a public market may not materialize. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable stockholders to sell their stock. If our common stock is not quoted on the OTCBB or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased, rendering their shares effectively worthless and resulting in a complete loss of their investment.

We are planning to identify a market maker to file an application with the NASD on our behalf so as to be able to quote the shares of our common stock on the OTCBB commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker’s application will be accepted by the NASD. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of our company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares of our common stock in those states.

There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify our securities for resale in approximately 17 states which do not offer manual exemptions and require shares to be qualified before they can be resold by our stockholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the OTCBB, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Risks Related to our Business

We are dependent on the Economic conditions of the Connecticut real estate market.

All of our existing properties are located in the State of Connecticut and we do not intend, nor have current plans, to explore property acquisitions in other states of the United States. Our financial performance is currently dependent upon economic conditions in the State of Connecticut in general and the specific local market where our existing properties are located. A decline in the economy in our current and foreseeable markets generally could adversely affect our ability to meet ongoing obligations, grow, pay distributions to our stockholders, and may adversely impact the value of our common stock. Additionally, because our current portfolio consists of 14 condominium units in Ridgefield, Connecticut (as compared to a more diversified real estate portfolio), a decrease in demand for commercial space in this market segment in turn could adversely affect our results of operations

Economic and real estate conditions may adversely affect us.

Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If our properties do not generate revenues sufficiently in excess of operating expenses, including debt service and capital expenditures, our cash flow and ability to pay distributions to our stockholders will be adversely affected.

An investment property’s revenues and value may be adversely affected by a number of factors, including:

•	the national economic climate;

•	the local economic climate (which may be adversely impacted by plant closings, local industry slowdowns and other factors);

•	local real estate conditions (such as an oversupply of or a reduced demand for certain properties);

•	the perceptions by prospective tenants of the safety, convenience and attractiveness of properties;

•	our ability to provide adequate management, maintenance and insurance; and

•	increased operating costs (including real estate taxes).

We face risks associated with property acquisitions.

We have acquired in the past and intend to continue to pursue the acquisition of properties. Our acquisition activities and their success are subject to the following risks:

•
even if we enter into an acquisition agreement for a property, we may be unable to complete that acquisition after making a non-refundable deposit and incurring certain other acquisition-related costs;

•	we may be unable to obtain financing for acquisitions on favorable terms or at all;

•	acquired properties may fail to perform as expected;

•	the actual costs of repositioning or redeveloping acquired properties may be greater than our estimates;

•
the acquisition agreement will likely contain conditions to closing, including completion of due diligence investigations to our satisfaction or other conditions that are not within our control, which may not be satisfied; or

•
acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

Acquired properties may expose us to unknown liability.

We may acquire properties subject to liabilities and without any recourse, or with only limited recourse against the prior owners or other third parties, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle or contest it, which could adversely affect our results of operations and cash flow. Unknown liabilities with respect to acquired properties might include:

•	liabilities for clean-up of undisclosed environmental contamination;

•	claims by tenants, vendors or other persons against the former owners of the properties;

•	liabilities incurred in the ordinary course of business; and

•	claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We face potential difficulties or delays renewing leases or re-leasing space.

We derive most of our income from rent received from our tenants. If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Also, when our tenants decide not to renew their leases or terminate early, we may not be able to re-let the space. Even if tenants decide to renew or lease new space, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable to us than current lease terms. As a result, our cash flow could decrease and our ability to make distributions to our stockholders could be adversely affected.

We face potential adverse effects from tenants’ bankruptcies or insolvencies.

The bankruptcy or insolvency of a tenant may adversely affect the income produced by our properties. Our tenants could file for bankruptcy protection or become insolvent in the future. We cannot evict a tenant solely because of its bankruptcy. A bankrupt tenant may reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flow and results of operations.

We may have difficulty selling our properties, which may limit our flexibility.

Our properties may be difficult to sell. This may limit our ability to change our portfolio promptly in response to changes in economic or other conditions.

Our properties have certain fixed expenses which will not decrease even in the event of a reduction in income.

Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If we mortgage a property to secure payments of indebtedness, and if we are unable to meet our mortgage payments, a loss could be sustained as a result of foreclosure on the property by the mortgagee.

We face certain operating risks.

Our properties will be subject to all operating risks common to investment in commercial real estate properties in general, all of which might adversely affect occupancy or rental rates of our properties. In addition, increases in our operating costs due to inflation and other factors may not necessarily be offset by increased rents. Nor can we be assured that our tenants will be able and willing to pay increased rent or that rent control laws or other laws regulating rental properties will not be adopted in Connecticut.

Competition may adversely affect us.

Our present and future properties will compete with other rental and ownership properties in attracting occupants. In addition, many of our competitors for acquisitions and development projects have far greater management and financial resources than we do.

Our debt service obligations will entail additional risks.

We will continue to be subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, or, the risk that existing indebtedness on our properties (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

Our existing property secures approximately $1,327,389 of outstanding aggregate mortgage indebtedness, which bears interest at an anticipated future annual rate of 5.99%. Present and future variable rate financing and the need to refinance our holdings from time to time subjects us to the risk that fluctuations in prevailing interest rates may increase our debt service obligations beyond current expectations. We do not have any presently defined source of refinancing upon the maturity of our existing debt.

We may also acquire additional debt that requires balloon payments and there is no limit as to the amount of the debt our board of directors can approve or the ratio of debt to total market capitalization that we must maintain. Typically only a small portion of the principal of our indebtedness may be repaid prior to maturity and we may not have funds on hand sufficient to repay such indebtedness, in which case it will be necessary for us to refinance such debt, either through additional debt financing secured by individual properties or groups of properties, by unsecured private or public debt offerings or additional equity offerings. If prevailing interest rates on refinancing exceed their current rates, interest expense would increase, which would adversely affect our cash flow and our ability to pay dividends to holders of our shares. In addition, in the event that we are unable to secure refinancing of our indebtedness on acceptable terms, we might be forced to dispose of properties upon disadvantageous terms, which could result in losses and might adversely affect cash flow available for distribution as dividends. Further, if a property or properties are mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, such property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to us.

Prevailing interest rates could impact our financial condition and the price of our shares.

Because we intend to maintain a leveraged position for the foreseeable future, increases in interest rates could increase our interest expense, which could adversely affect our cash flow and our ability to pay dividends to our stockholders.

Our future investments have not been identified.

We are currently exploring and evaluating various alternatives, including, among others, to buy or sell additional properties or assets. We cannot be certain that attractive properties or assets will be available, that such assets may be acquired on terms favorable to us or that any assets we ultimately acquire will perform to our expectorations.

If during this offering, we identify likely material acquisitions, we will supplement this prospectus to discuss such properties or assets. You should not rely on the initial disclosure of any proposed investment in a supplement as an assurance that we will ultimately consummate the proposed transaction or that the information provided concerning the proposed investment will not change between the date of the supplement and the actual investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 1,020,000 of our 2,020,000 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

All shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder’s beneficial ownership of shares of our common stock as of July 19, 2007, and as adjusted to give effect to the sale of the shares offered hereunder.

Selling Security Holder	Shares Owned Before Offering	Shares Being Offered	Shares To Be Owned After Offering	Percentage To Be Owned After Offering	Relationship to Snowden or Affiliates
					Snowden Partners LP contributed 100% of the membership interests of Southridge Holdings LLC in exchange for the issuance of 2,000,000 shares of common stock from Snowden.
Snowden PartnersLP	2,000,000	1,000,000	1,000,000	49.5%	Majority Shareholder
Gregory Lara	500	500	0	0	Employee of Affiliate
Henry Sargent	500	500	0	0	Director
Stephen Saunders	500	500	0	0	None
Donald Jones	500	500	0	0	None
Michael Sheppard	500	500	0	0	None
Gregory Powell	500	500	0	0	Employee of Affiliate
Rocco Strazza	500	500	0	0	None
Erica Evans	500	500	0	0	None
Elizabeth Reed	500	500	0	0	None
John Rodgerson	500	500	0	0	None
Brooke Rodgerson	500	500	0	0	None

Selling Security Holder	Shares Owned Before Offering	Shares Being Offered	Shares To Be Owned After Offering	Percentage To Be Owned After Offering	Relationship to Snowden or Affiliates
Conrad Huss	500	500	0	0	Employee of Affiliate
Richard Brancaccio	500	500	0	0	None
Jeffrey Hicks	500	500	0	0	Brother of Director
Ann Hicks	500	500	0	0	Sister in Law of Director
Timothy Hicks	500	500	0	0	Brother of Director
Samuel Howard	500	500	0	0	None
Thompson Layton	500	500	0	0	Employee of Affiliate
Stephanie Layton	500	500	0	0	None
Renee Reyes	500	500	0	0	Employee of Affiliate
Henry Howard	500	500	0	0	Employee of Affiliate
Linda Carlsen	500	500	0	0	Employee of Affiliate
Michael George	500	500	0	0	Employee of Affiliate
Bodhnarine Persaud	500	500	0	0	Employee of Affiliate
Jason Schmeltz	500	500	0	0	Employee of Affiliate
Gabrielle Guttman	500	500	0	0	Employee of Affiliate
Jonathan Gibney	500	500	0	0	Employee of Affiliate
William Schloth	500	500	0	0	Employee of Affiliate
Nancy Heubeck	500	500	0	0	Employee of Affiliate
Thomas Saunders	500	500	0	0	Employee of Affiliate

Selling Security Holder	Shares Owned Before Offering	Shares Being Offered	Shares To Be Owned After Offering	Percentage To Be Owned After Offering	Relationship to Snowden or Affiliates
Laurence Ditkoff	500	500	0	0	Employee of Affiliate
Brittany Moss	500	500	0	0	None
Erica Magnussen	500	500	0	0	Employee of Affiliate
Sarah Licata	500	500	0	0	Employee of Affiliate
Anthony Licata	500	500	0	0	None
Roger Vibbert	500	500	0	0	None
Palladium Global Partners LLC	500	500	0	0	Employee of Affiliate
Joseph Garzi	500	500	0	0	Employee of Affiliate
Brenda Garzi	500	500	0	0	None
Jennifer Rasmussen	500	500	0	0	None
TOTAL	2,020,000	1,020,000	1,000,000	49.5%

For the purpose of the table an “affiliate” is any company in which our President is involved.

Selling Stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the OTCBB and thereafter at prevailing market prices, or privately negotiated prices. All non-management selling stockholders received their shares in a private placement in May 2007 for $.01 per share.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. All of our outstanding shares held by non-affiliates were issued at $.01 per share. Accordingly, in determining the offering price, we selected $.01 per share which was the nearest full cent higher than the price per share paid by stockholders.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders. Upon the successful completion of this offering, the number of shares will total 2,020,000 common shares outstanding.

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities that we may enter into in order to finance future acquisitions might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

MARKET FOR SECURITIES

There is no public market for our common stock, and a public market may never develop. While we will seek to attract a market maker to file a Form 211 application with the NASD in order to apply for authority to quote our common stock in the OTCBB such efforts may not be successful, and owners of our common stock may not have a market in which to sell the shares. Even if the common stock were quoted in a market, there may never be substantial activity in such market. If there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

None of our common equity is subject to outstanding options or warrants to purchase or securities convertible into common equity of Snowden.

We have agreed to register 1,020,000 shares of the 2,020,000 shares currently outstanding for sale by our stockholders.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings, nor to our knowledge, is there any proceeding threatened against us.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this Prospectus are forward-looking statements. Such forward-looking statements involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy;

•	our possible financings; and

•	the adequacy of our cash resources and working capital

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Stockholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Operations

We are engaged in the commercial real estate business. Specifically, we acquire, develop and lease commercial real estate, such as condominiums, in the state of Connecticut. Our tenants tend to be small businesses and entrepreneurs. To date, our only properties are located in Ridgefield, Connecticut.

Our business plan for the next twelve months involves the continued operation of our property in Fairfield County, Connecticut coupled with our ongoing attempts to locate and acquire additional commercial property in Fairfield County, Connecticut, as well as other counties in the state of Connecticut.

A summary of our activity for the Years Ended December 31, 2006 and 2005:

	2006	2005
Revenue	$629,937	$847,081
Costs and Expenses: Operating	$(595,534)	$(581,257)
Income from Operations	$34,403	$265,824

A summary of our activity for the three months ended March 31, 2007 and 2006:

	2007	2006
Revenue	$140,737	$167,426
Costs and Expenses: Operating	$(171,810)	$(153,733)
Income (Loss) from Operations	$(31,073)	$13,693

Operating expenses and costs increased from the years ended December 2005 to 2006 as a result of increases in common charges, management fees, real estate taxes and depreciation, offsetting such increases as a significant decrease in repair and maintenance expenses from $115,611 in 2005 to $56,902 in 2006. Our loss from operations for the three months ended March 31, 2007 as compared to the same period ended March 31, 2006 increased approximately $45,000 primarily due to the increase in our provision for doubtful rent from a related party of approximately $19,000, the reduction of our rental income of approximately $7,000, and the increase in repairs and maintenance of approximately $13,000.

Liquidity

As of March 31, 2007 we had $71,423 in cash and cash equivalents. If revenues generated over the next 12 months approximate those received over the past 12 months, of which there are no assurances, we believe that the cash generated would be sufficient to continue operations for the next 12 months.

We are a co-borrower with an affiliated company, Petals Decorative Accents, LLC (“Petals”), a merged entity with Petals Decorative Accents, Inc., a public company (PETD) in connection with a $1,500,000 revolving line of credit with a bank. Petals is affiliated by virtue of common ownership. The line of credit is secured by a second mortgage on substantially all of the Company’s real property, including an assignment of its leases. In addition, Stephen M. Hicks, our President, has guaranteed the indebtedness under this line of credit and the line of credit is further collateralized by all of the assets of Petals. Amounts borrowed under the line of credit are due on demand and the line of credit matures on December 10, 2009. The line of credit provides for the monthly payment of interest only at the rate of the bank’s prime rate of interest, plus one percent. The amount outstanding as of December 31, 2006 was $1,500,000, which was borrowed by Petals.

No assurances can be given that advances when needed will be available.

We have no off balance sheet arrangements, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

In April 2007 we reached an agreement with a tenant over unpaid rental charges. The tenant issued us a promissory note in the amount of $400,000 plus interest at 14% per annum for past due rent and penalties. The note is payable on May 31, 2008. The note may be prepaid including interest to date at anytime without penalty. Management deemed the amount to be uncollectible.

We have a mortgage payable in the original amount of $1,500,000, payable in monthly payments of principal and interest at 5.99% equaling $12,650 per month. Payments will be made through May 1, 2019. The loan is secured by a mortgage on all the real property of the Company.

Future principal maturities of debt are as follows:

For the Years
Ended
December 31,	Amount
2007	$74,304
2008	$78,880
2009	$83,736
2010	$88,892
2011	$94,365
Thereafter	$907,212
$1,327,389

Throughout the year, we maintain cash balances at JP Morgan Chase in excess of FDIC insured limits. Management believes that JP Morgan Chase is of satisfactory credit quality sufficient to limit the Company’s exposure to loss.

Recent Accounting Pronouncements

In June 2003, the Securities and Exchange Commission adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002. Commencing with our annual report for the year ended September 30, 2007, we will be required to include a report of management on our internal control over financial reporting. The internal control report must include a statement

•	of management’s responsibility for establishing and maintaining adequate internal control over our financial reporting;

•	of management’s assessment of the effectiveness of our internal control over financial reporting as of year end;

•	of the framework used by management to evaluate the effectiveness of our internal control over financial reporting; and

•	that our independent accounting firm has issued an attestation report on management’s assessment of our internal control over financial reporting, which report is also required to be filed.

In December 2005 the SEC's advisory committee on small business recommended that the SEC allow most companies with market values of less than $700 million to avoid having their internal controls certified by auditors. The advisory committee recommended that most companies with market capitalizations under $100 million be exempted totally. It further recommended that companies with market capitalizations of $100 million to $700 million not face audits of internal controls. Some companies with large revenues but low market values would still be required to comply with the act. There can be no assurances that these proposals or similar proposals will be adopted.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for us on December 15, 2006. We have not yet assessed the impact on future operations of adopting this new standard.

The FASB also issued FASB Statement No. 154 (SFAS 154) which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It is not believed that this will have an impact on the Company in the foreseeable future as no accounting changes are anticipated.

Critical Accounting Policies

The preparation of financial statements and related notes in conformity with accounting principles generally accepted in the United States of America requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, income taxes, restructuring and impairments and contingencies and litigation.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements.  Note 2 to the financial statements, included elsewhere in this prospectus, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements.  The following is a brief discussion of the more significant accounting policies and methods used by us.

Revenue recognition: Rental income for commercial property leased is recognized on a straight-line basis over the respective lease terms.

Common Charges: The Company pays monthly charges assessed by the condominium association to cover the maintenance and operating costs of the building, which are expensed when incurred.

Tenants’ Security Deposits: As of December 31, 2006, tenants’ security deposits totaled $18,345. This amount will be returned to the tenants at the end of their leases or used to cover repairs that may be needed to the rented space.

Income Taxes: We are not subject to income tax. Income is taxed directly to its members.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that our management make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates relate to depreciable life of real estate and its recovery. Actual results could differ from those estimates.

BUSINESS

We were incorporated under the laws of the State of Delaware on April 20, 2007 to acquire, develop own and manage commercial property in the state of Connecticut.

We are engaged in the commercial real estate business. Specifically, we acquire, develop and lease commercial real estate, such as condominiums. Our tenants tend to be small businesses and entrepreneurs.

We currently own 14 professional condominium units in one building located in Fairfield County, Connecticut. We act as the manager of our Fairfield County property.

We seek to acquire additional properties. Our primary focus is Fairfield County, Connecticut where our first property is located; however, we will be opportunistic in acquiring properties in other counties located in the State of Connecticut. We will seek office buildings that can be turned into commercial condominiums. We intend to limit our acquisitions to suburban areas that have a significant business presence but a limited supply of commercial properties.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our management consists of:

Name	Age	Title
Stephen M. Hicks	47	President and Secretary, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Chairman
Henry B. Sargent	40	Director

Stephen M. Hicks has been our President, Secretary, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Chairman of our Board of Directors since our inception. Since 1996, Mr. Hicks has been the founding principal of Southridge Capital Management, LLC (“SCM”). SCM is a fund management company that generally focuses on financing small-cap public companies. Mr. Hicks is also President of Petals Decorative Accents, Inc., a company based in Connecticut, and a Director of the General Partner of Sunodia Partners, LP. He received his BS from Kings College and his MBA from Fordham University.

Henry B. Sargent has been our Director since our inception. Since 1998, Mr. Sargent has been an employee of Southridge Capital Management, LLC (“SCM”). SCM is a fund management company that generally focuses on financing small-cap public companies. Mr. Sargent is also a Director of Petals Decorative Accents, Inc., a company based in Connecticut. He received his BS from Connecticut College and his JD from Fordham University.

Board of Directors

All directors are elected for one-year terms, and serve until the next annual shareholders meeting or until their death, resignation, retirement, removal, disqualification or until a successor has been elected and qualified. All officers are appointed annually by the board of directors and, subject to existing employment agreements (which do not currently exist) serve at the discretion of the board. Currently, directors receive no compensation.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, our board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will review and recommend compensation arrangements for the officers and employees. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. We believe that we will need a minimum of three independent directors to have effective committee systems.

All directors will be reimbursed by us for any accountable expenses incurred in attending directors’ meetings provided that we have the resources to pay these fees. We will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

EXECUTIVE COMPENSATION

We currently have no formal written salary arrangement with our president.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year Ended Dec 31	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Stephen M. Hicks, President	2006	—	—	—	—	—	—	—
	2005	—	—	—	—	—	—	—

(a)	Amounts relate to bonuses.

PRINCIPAL STOCKHOLDERS

As of July19, 2007, we had 2,020,000 shares of common stock outstanding which are held by 41 stockholders. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have or to claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of July 19, 2007; of all directors and executive officers of Snowden; and of our directors and officers as a group.

Name and Address of Beneficial Owner[1]	Number of Shares Beneficially Owned[2]	Percent of Class
Stephen M. Hicks	2,000,000	99%
Henry B. Sargent	500	0.03%
Officers and Directors as a group	2,000,500	99.03%

CERTAIN RELTIONSHIPS AND RELATED TRANSACTIONS

We currently operate out of office space located at 90 Grove Street, Ridgefield, CT 06877 for which we pay monthly rent of $2,000 to a lessor controlled by our principal stockholder, Snowden Partners, LP.

[1]	The address for each person is 90 Grove Street, Ridgefield, CT 06877.
[2]
Unless otherwise indicated, Snowden believes that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. Stephen Hicks, our president and director, is also the control person of the general partner of Snowden Partners LP, our majority shareholder. As such, Mr. Hicks has the sole voting and investment power with respect to all shares of the common stock beneficially owned by Snowden Partners LP. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

We are a co-borrower with an affiliated company in connection with a $1,500,000 revolving line of credit with a bank. The line of credit is secured by a second mortgage on substantially all of the Company’s real property, including an assignment of its leases. In addition, Stephen M. Hicks, our President, has guaranteed the indebtedness under this line of credit and the line of credit is further collateralized by all of the assets of the affiliated company. Amounts borrowed under the line of credit are due on demand and the line of credit matures on December 10, 2009. The line of credit provides for the monthly payment of interest only at the rate of the bank’s prime rate of interest, plus one percent. The amount outstanding as of December 31, 2006 was $1,500,000, which was borrowed by the affiliated company.

No assurances can be given that advances when needed will be available.

We lease 4 out of 14 of our condominium units to companies affiliated with SCM.

DESCRIPTION OF SECURITIES

Introduction

Snowden was established in April 2007 as a Delaware corporation. Snowden acquired its operating business in a transaction in which the newly formed corporation exchanged 2,000,000 shares of common stock for 100% of the membership interest of Southridge Holdings LLC held by Snowden Partners, LP. Snowden is authorized to issue 95,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock with designations, rights and preferences to be determined from time to time by our Board of Directors. No shares of preferred stock have been designated, issued or are outstanding. However, the authorization in our certificate of incorporation results in our board of directors being empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;

•
whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•
whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 95,000,000 shares of common stock. As of July19, 2007, there are 2,020,000 shares of our common stock issued and outstanding which shares are held by 41 stockholders. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities. This prohibition does not apply if:

•	the transaction is approved by the board of directors before the time the interested stockholder attained that status;

•
upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or

•
at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Stockholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our stockholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our stockholders may believe to be in their best interests.

Dissenters’ Rights. Among the rights granted under Delaware law which might be considered as material is the right for stockholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes (“DRS”) 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if stockholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A stockholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the stockholder are part of a class of shares which are:

•	listed on a national securities exchange,

•	included in the national market system by the National Association of Securities Dealers, or

•	held of record by not less than 2,000 holders.

This exception notwithstanding, a stockholder will still have a right of dissent if it is provided for in our Certificate of Incorporation, which is not the case, or if the stockholders are required under the plan of merger or exchange to accept anything but cash or owner’s interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Transfer Agent

The Transfer Agent for our common stock is Continental Stock Transfer, 7 Battery Place, 8th Floor, New York, NY 10004. Its telephone number is (212) 509-4000.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•	on any market that might develop;

•	in transactions other than market transactions;

•	by pledge to secure debts or other obligations;

•
(if a market should develop) in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account ; or

•	in a combination of any of the above.

Selling stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker-dealers.

Affiliates and/or promoters of Snowden who are offering their shares for resale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be “underwriters” of this offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling stockholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to “penny stock” restrictions as described in further detail below.

We will pay all expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or (b) the date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Selling stockholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the OTCBB. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9, establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure is also required to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, stockholders may find it difficult to dispose of our shares.

State Securities - Blue Sky Laws

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue-Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Selling stockholders may contact us directly to ascertain procedures necessary for compliance with Blue Sky Laws in the applicable states relating to Sellers and/or Purchasers of our shares of common stock.

We intend to apply for listing in Mergent, Inc. which, once published, will provide us with “manual” exemptions in approximately 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”

Thirty-three states have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor’s Corporate Manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our stockholders.

Limitations Imposed by Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to so deliver copies of this prospectus or any related prospectus supplement.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Gersten Savage LLP, 600 Lexington Avenue, 9th Floor, New York, New York 10022. Gersten Savage has agreed to defer its fees until we have sufficient financial resources.

EXPERTS

The financial statements of Southridge Holdings LLC as of December 31, 2006 and for the two years then ended have been included in this prospectus and in the registration statement in reliance upon the reports of Marcum & Kliegman, LLP, independent registered public accounting firm, appearing elsewhere in the prospectus and upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.

The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 100 F. Street, N.E., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

As of the effectiveness of our registration statement, we will be required to file periodic reports with the Commission pursuant to Section 15 of the Securities Exchange Act of 1934. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. Thus, our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. We will also make current reports on Form 8-K. Each filing we make with the Commission is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the Commission at 1-800-SEC-0330.

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Snowden, Inc.
90 Grove Street
Ridgefield, CT 06877
Tel: 203-431-8324

SOUTHRIDGE HOLDINGS, LLC

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS
Balance Sheets at December 31, 2006 (Audited) and March 31, 2007 (Unaudited)	F-2
Statements of Income (Loss) for the Years Ended December 31, 2006 and 2005 (Audited) and the Three Months Ended March 31, 2007 and 2006 (Unaudited)	F-3
Statements of Member’s Equity for the Years Ended December 31, 2006 and 2005 (Audited) and the Three Months Ended March 31, 2007 and 2006 (Unaudited)	F-4
Statements of Cash Flows for the Years Ended December 31, 2006 and 2005 (Audited) and for the Three Months Ended March 31, 2007 and 2006 (Unaudited)	F-5-6

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2007 and the Three Months Ended March 31, 2007 and 2006)	F-7 -13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Southridge Holdings, LLC

We have audited the accompanying balance sheet of Southridge Holdings, LLC (the “Company”) as of December 31, 2006 and the related statements of income (loss), member’s equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southridge Holdings, LLC as of December 31, 2006 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

New York, New York
July 5, 2007

SOUTHRIDGE HOLDINGS, LLC

BALANCE SHEETS

ASSETS

	December 31,	March 31,
	2006	2007
		(Unaudited)
Investments in Condominiums
Condominium units and improvements	$5,727,683	$5,940,591
Furniture, fixtures and equipment	426,123	426,123
	6,153,806	6,366,714
Less: accumulated depreciation	(936,264)	(987,714)
	5,217,542	5,379,000
Cash	191,737	71,423
Rent receivable, net	53,895	41,425
Prepaid expenses and other assets	22,851	5,269
Due from affiliate	1,500,000	1,500,000
TOTAL ASSETS	$6,986,025	$6,997,117

LIABILITIES AND MEMBER'S EQUITY

LIABILITIES
Mortgage debt-first	$1,327,389	$1,309,227
Mortgage debt-second	1,500,000	1,500,000
Due to related party	50,000	50,000
Due to affiliate	920,000	920,000
Security deposits	18,345	18,345
Accounts payable and accrued expenses	1,817	51,793
TOTAL LIABILITIES	3,817,551	3,849,365

MEMBER'S EQUITY	3,168,474	3,147,752
TOTAL LIABILITIES AND MEMBER'S EQUITY	$6,986,025	$6,997,117

The accompanying notes are an integral of these financial statements.

SOUTHRIDGE HOLDINGS, LLC

STATEMENTS OF INCOME (LOSS)

	For the Years Ended		For the Three Months
	December 31,		Ended March 31,
	2006	2005	2007	2006
			(Unaudited)

REVENUE
Rental income	$860,642	$847,081	$202,005	$209,496
less provision for doubtful rent	(230,705)	—	(61,268)	(42,070)
Net rental income	629,937	847,081	140,737	167,426

EXPENSES
Common charges	156,310	142,855	39,078	39,078
Management fees	20,000	15,000	5,000	5,000
Repairs, maintenance, insurance and other operating expenses	56,902	115,611	32,180	19,786
Real estate taxes	86,654	78,962	22,068	19,941
Depreciation	201,255	160,467	51,450	49,695
General and administrative expenses	74,413	68,362	22,034	20,233
TOTAL OPERATING EXPENSES	595,534	581,257	171,810	153,733
INCOME (LOSS) FROM OPERATIONS	34,403	265,824	(31,073)	13,693

OTHER INCOME (EXPENSES)
Interest income	63	47	—	—
Interest expense	(81,802)	(85,862)	(19,800)	(20,857)
Interest expense-related party	(90,563)	(33,618)	(19,849)	(725)
Loss on disposal of assets	—	(34,470)	—	—
Gain on sale of investment	—	108,200	—	—
TOTAL OTHER EXPENSES	(172,302)	(45,703)	(39,649)	(21,582)

NET INCOME (LOSS)	(137,899)	220,121	(70,722)	(7,889)

PRO FORMA INCOME TAX EXPENSE (BENEFIT)	(71,000)	88,000	(28,000)	(20,000)
PRO FORMA NET INCOME (LOSS)	$(66,899)	$132,121	$(42,722)	$12,111

PRO FORMA WEIGHTED AVERAGE NUMBER
OF COMMON SHARES	2,020,000	2,020,000	2,020,000	2,020,000

PRO FORMA BASIC AND DILUTED NET INCOME (LOSS)
PER COMMON SHARE	$(0.03)	$0.07	$(0.02)	$0.01

The accompanying notes are an integral of these financial statements.

SOUTHRIDGE HOLDINGS, LLC

STATEMENTS OF MEMBER'S EQUITY

	For the Years Ended		For the Three Months
	December 31,		Ended March 31,
	2006	2005	2007	2006
			(Unaudited)

MEMBER'S EQUITY - Beginning	$1,907,379	$1,687,258	$3,168,474	$1,907,379

Contributions, net	1,398,994	—	50,000	(38,000)

Net income (loss)	(137,899)	220,121	(70,722)	(7,889)

MEMBER'S EQUITY - Ending	$3,168,474	$1,907,379	$3,147,752	$1,861,490

The accompanying notes are an integral of these financial statements.

SOUTHRIDGE HOLDINGS, LLC

STATEMENTS OF CASH FLOWS

	For the Years Ended		For the Three Months Ended
	December 31,		March 31,
	2006	2005	2007	2006
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(137,899)	$220,121	$(70,722)	$(7,889)
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Provision for doubtful rent	230,705	—	61,268	42,070
Depreciation and amortization	201,255	160,467	51,450	49,695
Loss on disposal of assets	—	34,470	—	—
Gain on the sale of investment	—	(108,200)	—	—
Changes in operating assets and liabilities:
Rent receivable	(175,919)	(56,400)	(48,798)	(4,255)
Prepaid expenses and other assets	(22,067)	—	17,582	(1,399)
Security deposits	(12,616)	8,000	—	1,756
Accounts payable and accrued expenses	(36,981)	2,816	49,976	(17,124)
NET CASH PROVIDED BY
OPERATING ACTIVITIES	46,478	261,274	60,756	62,854

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale of investments	—	108,200	—	—
Purchases of property and equipment	(132,325)	(442,136)	(212,908)	(29,839)
NET CASH USED IN INVESTING ACTIVITIES	(132,325)	(333,936)	(212,908)	(29,839)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from indirect member loan	—	50,000	50,000	—
Proceeds from member loan	—	839,500	—	—
Proceeds from related party loan	85,808	13,378	—	—
Contributions by member, net	446,000	—	—	(38,000)
Payments to former member	(230,000)	(750,000)	—	—
Repayment of mortgage principal	(69,995)	(65,935)	(18,162)	(17,109)

NET CASH PROVIDED BY (USED IN) FINANCING
ACTIVITIES	231,813	86,943	31,838	(55,109)

NET INCREASE (DECREASE) IN CASH	145,966	14,281	(120,314)	(22,094)

CASH - Beginning of period	45,771	31,490	191,737	45,771

CASH - End of period	$191,737	$45,771	$71,423	$23,677

The accompanying notes are an integral of these financial statements.

SOUTHRIDGE HOLDINGS, LLC

STATEMENTS OF CASH FLOWS, continued

	For the Years Ended		For the Three Months Ended
	December 31,		March 31,
	2006	2005	2007	2006
			(Unaudited)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$172,465	$119,480	$19,800	$21,582
Income taxes	$—	$—	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES
Contribution of loans to member's equity:
Loan from member	$936,864	$—	$—	$—
Loan from related party	$99,186	$—	$—	$—
Adjustment of former member interest	$(83,056)	$—	$—	$—
Loan from indirect member	$—	$—	$50,000	$—
Note issued in connection with settlement/redemption of former member's interest	$—	$1,150,000	$—	$—

The accompanying notes are an integral of these financial statements.

SOUTHRIDGE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2007 and
the Three Months Ended March 31, 2007 and 2006)

NOTE 1 - Nature of Business

Southridge Holdings, LLC (the “Company”) was organized in the State of Delaware and began operations on June 1, 1997 for the purpose of renting office condominium units in Ridgefield, Connecticut. The Limited Liability Company will exist for a thirty year period unless dissolved by law. In May 2007, the Company became part of a consolidated group, See Note 8. The accompanying unaudited financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of income and member’s equity and statements of cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or for any future period.

NOTE 2 - Summary of Significant Accounting Policies

Revenue Recognition
Rental income for commercial property leased is recognized on a straight-line basis over the respective lease terms, which is generally one to three years. Pursuant to the company's policies rental income is not recorded when collectibility is not deemed to be reasonably assured at the time of billing. The Company discontinues to record rental income at the time that the balance due from the tenant is greater than 90 days past due. During the year ended December 31, 2006, and the three months ended March 31, 007 and 2006, the Company did not recognize revenue related to a related party lease amounting to $230,705, $61,268 and $42,070, respectively, See Note 6.

Allowance for Doubtful Rent
Rent receivables are carried at the original amount owed, less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful rent by identifying troubled accounts and by using historical experience applied to the accounts. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded as income when received. The Allowance for doubtful rent at December 31, 2006 and March 31, 2007 was $230,705 and $291,973, respectively.

Common Charges
The Company pays monthly charges assessed by the condominium association to cover the maintenance and operating costs of the building, which are expensed when incurred.

SOUTHRIDGE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2007 and
the Three Months Ended March 31, 2007 and 2006)

NOTE 2 - Summary of Significant Accounting Policies, continued

Real Estate Held for Investment and Depreciation
Real estate held for investment is carried at cost. Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), requires that a property be considered impaired if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. If impairment exists, an impairment loss is recognized, by a charge against earnings, equal to the amount by which the carrying amount of the property exceeds the fair value less cost to sell the property. If impairment of a property is recognized, the carrying amount of the property is reduced by the amount of the impairment, and a new cost for the property is established. Such new cost is depreciated over the property’s remaining useful life. Depreciation is provided by the straight-line method over estimated useful life of 39 years. The Company does not believe there to be any impairment so no allowance is deemed necessary.

Tenants’ Security Deposits
Tenants’ security deposits at December 31, 2006 were $18,345. These amounts will be returned to the tenant at the end of the lease or used to cover repairs that may be needed to the rented space.

Income Taxes
The Company has elected to be treated as a partnership for income tax purposes and, as such, the tax liability on all income earned or the tax benefit of operating losses, accrues to the Member as owner of the Company.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’ management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates relate to depreciable life of real estate and its recovery. Actual results could differ from those estimates.

SOUTHRIDGE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2007 and
the Three Months Ended March 31, 2007 and 2006)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). The purpose of SFAS No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect the adoption of SFAS No. 155 to have a material impact on the Company’s cash flows, results of operations, financial position, or liquidity.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-an Amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 requires recognition of a servicing asset or a servicing liability each time an entity undertakes an obligation to service a financial asset by entering into a servicing contract. SFAS No. 156 also requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value and subsequently measured at fair value at each reporting date. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect the adoption of SFAS No. 156 to have a material impact on the Company’s cash flows, results of operations, financial position, or liquidity.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Management does not expect the adoption of FIN No. 48 to have a material impact on the Company’s cash flows, results of operations, financial position, or liquidity.

SOUTHRIDGE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2007 and
the Three Months Ended March 31, 2007 and 2006)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance on the consideration of the effects of prior period misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 requires the quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as the “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. The roll-over method focuses primarily on the impact of a misstatement on the income statement, including the reversing effect of prior year misstatements, but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. SAB 108 was effective for financial statements for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s cash flows, results of operations, financial position or liquidity.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. The new FASB rule defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, or GAAP, and expands disclosures about fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the impact, if any, to the financial condition or results of operations from the adoption of SFAS No. 157.

NOTE 3 - Investment in Condominiums

The Company owns thirteen professional condominium units in one building located in Ridgefield Connecticut at December 31, 2006. Four of the units are leased to related parties, See Note 6.

SOUTHRIDGE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2007 and
the Three Months Ended March 31, 2007 and 2006)

NOTE 4 - Mortgage Debt-First

Mortgage debt-first at December 31, 2006 represents a first mortgage on the real property of the Company in the original loan amount of $1,500,000, payable in monthly installments of $12,650, including interest of 5.99% per annum, maturing May 1, 2019, secured by the related real property. Future maturities of long term debt are as follows:

For the Years Ended December 31,	Total
2007	$74,304
2008	78,880
2009	83,736
2010	88,892
2011	94,365
thereafter	907,212
Total Long Term Debt	$1,327,389

NOTE 5 - Mortgage Debt-Second

The Company, on December 10, 2004, became a co-borrower with an affiliated company in connection with a $1,500,000 revolving line of credit with a bank. The Company is affiliated by virtue of common ownership by its indirect member. The line of credit is secured by a second mortgage on substantially all of the Company’s real property, including an assignment of its leases. In addition, the Company’s indirect member/founding member has guaranteed the indebtedness under this line of credit and the line of credit is further collateralized by all of the assets of the affiliated company.

Borrowings under the line of credit are due on demand and the line of credit matures on December 10, 2009. The line of credit provides for the monthly payment of interest only, at the rate of the bank’s prime rate of interest, plus one percent. The amount outstanding as of December 31, 2006 was $1,500,000, which was borrowed by the affiliated company. Due to the adverse financial position of the affiliated company, the mortgage debt was recorded as a liability of the Company with a corresponding receivable from the affiliated company of $1,500,000. This receivable from the affiliated company is guaranteed by the Company’s indirect/founding member. The affiliated company is responsible to pay the interest on the line of credit. The receivable from the affiliate matures at the same time as the line of credit.

SOUTHRIDGE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2007 and
the Three Months Ended March 31, 2007 and 2006)

NOTE 6 - Related Party Transactions

Due to Related Party
The Company has an unsecured, non-interest bearing loan payable to an indirect owner of the Company with no specific repayment terms amounting to $50,000 at December 31, 2006. In addition, management fees paid to the indirect owner in connection with a verbal arrangement for the years ended December 31, 2006 and 2005 and for the three months ended March 31, 2007 and 2006 were $20,000, $15,000 and $5,000, $5,000, respectively.

Due to Affiliate
On August 9, 2005, the Company entered into an agreement settling a dispute over amounts due its former member who resigned during 2002. The Company paid $750,000 upon signing and agreed to pay $1,150,000 in five equal annual installments of $230,000 each commencing June 20, 2006, plus interest at the prevailing US Federal Funds Rate plus 3.5% payable quarterly. The balance due the affiliate at December 31, 2006 was $920,000.

Rental Income from Related Parties
The Company leases four condominium units to related parties, related by virtue of common ownership by its indirect owner. Rental income net of provision for uncollectible rents for the years ended December 31, 2006 and 2005 and for the three months ended March 31, 2007 and 2006 received from these related parties was approximately $183,000, $399,000 and $40,000, $61,000, respectively.

Rent Receivable
Rent receivable at December 31, 2006 includes $247,974 due from related parties, related by virtue of common ownership by the indirect owner of the company. This amount was reduced by $230,705 which was deemed to be uncollectible by management. A related party issued a Note for the unpaid balance plus interest and penalties, See Note 8.

NOTE 7 - Concentration of Risk

Cash in Excess of Insured Limits
Throughout the year, the Company maintains cash balances at JP Morgan Chase in excess of FDIC insured limits. The General Partner believes that JP Morgan Chase is of satisfactory credit quality sufficient to limit the Company exposure to loss.

Geographic Concentration
The Company’s property is in one building located in Connecticut, which imposes on the Company certain risks, including local economic conditions that are not within the Company’s control.

SOUTHRIDGE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2007 and
the Three Months Ended March 31, 2007 and 2006)

NOTE 7 - Concentration of Risk, continued

Concentration of Related Party Leases
Of the thirteen condominium units, four units (or 31% of the portfolio) are leased to companies affiliated with Southridge Capital Management, related by virtue of common ownership by the indirect owner of the Company. As a result, should Southridge Capital Management experience operating or financial difficulties, the Company may experience significant economic harm if it is unable to re-lease those units.

NOTE 8 - Subsequent Events

Investment in Condominium
During January 2007, the Company purchased an additional condominium unit in the Ridgefield Connecticut building in the amount of $212,500.

Note Receivable - Related Party
During April 2007, the company received a promissory Note from a related party for unpaid rent through March 31, 2007 in the amount of $400,000 including interest and penalties, bearing interest at 12% per annum with principal and interest due on May 31, 2008. Management has deemed the amount due from the related party to be uncollectible.

Reorganization
On April 30, 2007 the Company’s member, Snowden Partners LP, contributed 100% of its membership interest to Snowden, Inc, a Delaware Corporation incorporated on April 20, 2007, in exchange for 2,000,000 shares of its common stock. As a result the Company became a wholly owned subsidiary of Snowden, Inc. Snowden, Inc plans on filing a Form SB-2 to register its shares with Securities and Exchange Commission. In addition, in May 2007, Snowden, Inc. sold 20,000 shares of its common stock in a private placement at $.01 per share to forty individuals for gross proceeds of $200.

The accompanying financial statements include the pro forma net income (loss) and pro forma net income (loss) per common share assuming this reorganization had occurred at the beginning of each period.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article “TWELFTH” of Snowden’s Certificate of Incorporation provides for indemnification of Snowden’s officers and directors as follows:

No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit.

In addition, Delaware Corporation Law Section 145 entitled Indemnification of Officers, Directors, Employees and Agents; insurance contains numerous provisions regarding indemnification for those persons indicated in its section heading.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, Snowden has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of Snowden in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Snowden will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter’s expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee	$0.31
NASD Filing Fee	100.00
Accounting fees and expenses*	7,500
Legal fees and expenses**	50,000
Transfer Agent fees*	2,500
Blue Sky fees and expenses*	5,000
Miscellaneous expenses*	2,500
Total	$67,600.31

*	Indicates expenses that have been estimated for filing purposes.
**	These fees are being deferred by our law firm.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this Form SB-2, Snowden has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

During April and May 2007, 2,020,000 shares of common stock were issued to 41 individuals and entities, of which 2,000,000 shares were issued (on April 30, 2007) to Snowden Partners LP in exchange for 100% of the membership interest in Southridge Holdings LLC held by Snowden Partners, LP. An additional 500 shares were issued to each of 40 additional stockholders at $.01 per share for an aggregate of $200.00 in cash. These stockholders had an opportunity to ask questions of and receive answers from executive officers of Registrant and were provided with access to Registrant’s documents and records in order to verify the information provided.

The foregoing issuances of securities were affected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended as well as upon Rule 504 of Regulation D under the Securities Act of ‘33.

ITEM 27. EXHIBITS

*	3.1	Articles of Incorporation
*	3.2	By-Laws
*	5.1	Opinion of Gersten Savage LLP
**	10.2	Agreement between Snowden and its principal stockholder regarding loans
**	10.3	Form of Investor Letter
*	23.1	Consent of Marcum & Kliegman LLP
*	23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1)

*	Filed with Initial Filing
**	Filed with First Amendment

The exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 28. UNDERTAKINGS

The Registrant undertakes:

1.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1.    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

2.    That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    The undersigned Registrant hereby undertakes that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

5.    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

6.    Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

“Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.”

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ridgefield, CT on the 25th day of July 2007.

SNOWDEN, INC.

By:	/s/ Stephen M. Hicks

Name: Stephen M. Hicks Title: President and Secretary, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

By: /s/ Stephen M. Hicks	President and Secretary, Chief Executive Officer,	July 25, 2007
Stephen M. Hicks	Chief Financial Officer, Chief Accounting Officer and Chairman